EXHIBIT 99.7

Contact: Timothy P. Walbridge
President & CEO
Telephone: (909) 798-3611
FAX: (909) 798-1872
e-mail: twalbridge@1stcent.com
PRESS RELEASE	FOR IMMEDIATE RELEASE

1st CENTENNIAL BANCORP ANNOUNCES RECORD FIRST QUARTER EARNINGS

www.1stcent.com

Redlands, California—April 21, 2004 - 1st Centennial Bancorp (OTCBB: FCEN) today announced first quarter operating results. The Company reported earnings for the quarter ending March 31, 2004 of $582,000, compared to earnings of $469,000 for the first quarter 2003, representing a 24%, or $113,000 increase. Basic earnings per share were 39 cents for the current quarter compared to 37 cents for the same period last year. There were 1,515,394 number of shares outstanding for the first quarter of 2004 compared to 1,262,505 for the first quarter of 2003. The difference of 252,889 is primarily attributed to the issuance of 225,000 shares in May 2003. Return on average assets and return on average equity for first quarter 2004 were .86% and 9.50%, annualized, respectively, compared to .89% and 10.97%, annualized, respectively, for the same period in 2003. Total assets reached a record high of $284.3 million at March 31, 2004, up from $218.7 million at March 31, 2003. Average assets increased $60.1 million, or 28.3% from $212.8 million to $272.9 million from March 2003 to March 2004.

Total gross loans increased $62.6 million, or 40.1% from $156.0 million to $218.6 million from March 2003 to March 2004. Deposits, at $233.9 million, represent an increase of $47.6 million, or 25.5% from $186.3 million for the same period last year. The growth in assets, loans, and deposits was due to the continued successful deployment of our business development efforts in and around the marketplaces we serve. The increase in earnings was in line with management’s expectations, and is due to strong loan demand in the market sectors we serve, as well as the Bank’s ability to capitalize on certain non-interest income sources. The decrease in return on equity is due to an increase in capital from $5 million in additional capital raised in May 2003. The decrease in return on assets is due to the strong growth in assets.

Timothy P. Walbridge, President and Chief Executive Officer, stated, “We are proud to report the highest first quarter earnings in the history of the Company. The increased income is a direct result of management’s financial strategy of quality loan and deposit growth, along with capitalizing on the benefits of enhanced ancillary banking products and services.”

In February, the Company announced that the Board had approved a 25% stock dividend to shareholders of record April 1, 2004, and payable May 1, 2004. The dividend will be accounted for as a 5-for-4 stock split, with the effect of adding 25% more shares of FCEN. Patrick J. Meyer, Chairman of the Board stated, “We are fortunate to have a strong shareholder and customer base that continues to show their confidence in us. The dividend reflects the on-going success of the Bank and rewards shareholders for their continued support.”

This release contains forward-looking statements that reflect management’s current views of future events and operations. These forward-looking statements are based on information currently available to the Company as of the date of this release. It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties including, but not limited to, the ability of the Company to implement its strategy and expand its lending operations.

Additional information is available on the Internet at www.1stcent.com or by contacting Beth Sanders, Executive Vice President and Chief Financial Officer at bsanders@1stcent.com.

1st Centennial Bancorp and Subsidiaries

Consolidated Statements Of Condition (Unaudited)

	March 31, 2004	March 31, 2003
	(In thousands, except per share data)
Assets:
Cash and due from banks	12,833	12,045
Federal funds sold	970	1,530

Total cash and cash equivalents	13,803	13,575

Interest-bearing deposits in financial institutions	4,728	5,045
Investment securities, available for sale	33,279	30,487
Federal home loan bank stock, at cost	869	356
Loans, net of deferred fees and cost	218,588	155,988
Allowance for loan losses	(2,449)	(1,723)

Net loans	216,139	154,265

Accrued interest receivable	675	878
Premises and equipment, net	2,472	2,612
Goodwill	4,180	4,180
Cash surrender value of life insurance	6,292	5,979
Other assets	1,822	1,365

Total Assets	$284,259	$218,742

Liabilities and Shareholders’ Equity:
Noninterest-bearing deposits	74,549	55,074
Interest-bearing and money market accounts	65,348	49,927
Savings	21,592	17,161
Time deposits $100,000 or greater	38,387	36,787
Other time deposits	34,048	27,398

Total deposits	233,924	186,347

Accrued interest payable	147	246
Federal funds purchased	—	—
Borrowings from federal home loan bank	10,000	7,023
Subordinated notes payable to subsidiary trusts	13,151	6,006
Other Liabilities	1,834	1,464

Total Liabilities	259,056	201,086

Shareholders’ Equity:
Common stock, no par value; authorized 10,000,000 shares, issued and outstanding 1,515,394 and 1,262,505 shares at March 31, 2004 and 2003 respectively	20,679	15,261
Retained earnings	4,274	2,073
Accumulated other comprehensive income	250	322

Total Shareholders’ Equity	25,203	17,656

Total Liabilities and Shareholders’ Equity	$284,259	$218,742

1st Centennial Bancorp and Subsidiaries

Consolidated Statements Of Earnings (Unaudited)

	3 Months Ended March 31,
	2004	2003
Interest income:
Interest and fees on loans	4,575	3,518
Deposits in financial institutions	52	57
Federal funds sold	4	4
Investments	345	287

Total interest income	4,976	3,866

Interest expense:
Interest bearing demand and savings deposits	124	136
Time deposits $100,000 or greater	181	233
Other time deposits	121	103
Interest expense on borrowed funds	170	90

Total interest expense	596	562

Net interest income	4,380	3,304

Provision for loan losses	428	90

Net interest income after provision for loan losses	3,952	3,214

Noninterest income:
Customer service fees	280	341
Gains and commissions from sale of loans	343	97
Other income	217	174

Total noninterest income	840	612

Noninterest expense:
Salaries and employee benefits	2,409	1,835
Net occupancy expense	357	373
Other operating expense	1,135	890

Total noninterest expense	3,901	3,098

Income before provision for income taxes	891	728

Provision for income taxes	309	259

Net income	$582	$469

Earnings per share:
Basic	0.39	0.37

Diluted	0.36	0.35